Exhibit 4.3



                             SECOND AMENDMENT TO THE
               ARKANSAS BEST CORPORATION SUPPLEMENTAL BENEFIT PLAN


         This Second Amendment is made effective January 22, 2003, by Arkansas Best Corporation, a Delaware corporation, (the "Company").

                              W I T N E S S E T H:

         WHEREAS,   the  Company   originally   established  the  Arkansas  Best
Corporation Supplemental Benefit Plan (the "Plan"), effective January 1, 1988, and restated the Plan document as of December 15, 1999;

         WHEREAS, the Company amended the definition of "Change in Control" by adopting an Amendment to the Arkansas Best Corporation Supplemental Benefit Plan, effective April 19, 2000;

         WHEREAS, the Company now desires to amend the Plan, effective January 22, 2003, to (1) add a vesting schedule that will apply to certain participants, and (2) revise the nontransferability provision under the Plan; and

         WHEREAS, the Plan may be amended by the Board of Directors pursuant to the provisions of Section 8.4 of the Plan, and the Board of Directors desires to amend the Plan.

         NOW, THEREFORE, the Plan is amended as follows, effective as set forth above:

         1. Existing Section 2.1(i) of the Plan is amended by adding a new sentence to the end of Section 2.1(i) as follows:

         "However, any benefits earned by a Category II Participant prior to such Category II Participant's conversion to a Category I Participant shall remain 100% vested and will not be subject to the vesting schedule described in Section 4.1(c) of the Plan."

         2. Existing Section 4.1 of the Plan is amended by adding a new Section 4.1(c) to the end of this Section 4.1 as follows:

         "(c) Vesting Schedule. Subject to the following provisions of this subsection, the benefits payable to any Participant who becomes a Category I Participant after January 22, 2003, shall be subject to the following vesting schedule:

               1.67% vesting for each month of participation as a
                       Category I Participant in the Plan

         The determination of a Participant's vested benefits shall be calculated on a monthly basis for a period up to sixty (60) months (with the last month equal to 1.47%), provided such Participant continues to be a Category I Participant in the Plan. The vesting schedule shall not apply to Category I Participants who became Category I Participants on or prior to January 22, 2003, such Participants shall be 100% vested.

         This vesting schedule shall not apply to benefits earned by a Category II Participant; provided however, that in the event a Category I Participant becomes a Category II Participant, no further vesting in his or her Category I benefits shall occur. In the event a Category II Participant becomes a Category I Participant, all benefits earned while a Category II Participant shall remain 100% vested; however, any benefits earned as a Category I Participant shall be subject to the vesting schedule described above."


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         3. Existing  Section 4.6 of the Plan is deleted in its entirety and the following is substituted in its place:

         "4.6 Nontransferability. A Participant shall have no rights by way of anticipation or otherwise to assign or otherwise dispose of any interest under this Plan, nor shall rights be assigned or transferred by operation of law other than by will or the laws of distribution or between spouses or incident to a divorce within the meaning of Section 1041 of the Code or any successor provision (provided any such permitted transfer shall remain subject to all other provisions of this
         Plan)."


         IN WITNESS WHEREOF, Arkansas Best Corporation, acting by and through its duly authorized officer, has executed this document on this the 22nd day of January, 2003.

                                          ARKANSAS BEST CORPORATION


                                          By: /s/ Richard F. Cooper
                                             ----------------------------------
                                             Its:  Vice President -
                                                   Administration